As filed with the Securities and Exchange Commission on May 26, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KANDI TECHNOLOGIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	90-0363723
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation
or organization)

Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China,
Post Code 321016
(Address of Principal Executive Offices)

Kandi Technologies Group, Inc.
2008 Omnibus Long-Term Incentive Plan
(Full title of plan)

Hu Xiaoming
Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China,
Post Code 321016
(Name and address of agent for service)

(86 - 579) 8223-9700
(Telephone number, including area code, of agent for service)

With a copy to:
Elizabeth Fei Chen, Esq.
Pryor Cashman LLP
7 Times Square
New York, New York 10036
(212) 421-4100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]		Accelerated filer	[X]
Non-accelerated filer	[ ]	(Do not check if a smaller reporting company)	Smaller reporting company	[ ]

CALCULATION OF REGISTRATION FEE

Proposed
		maximum	Proposed
	Amount to	offering	maximum	Amount of
Title of securities	be	price	aggregate	registration
to be registered	registered(1)	per share(2)	offering price(2)	fee(2)
Common Stock, par value $.001 per share	9,000,000	$8.93	$80,370,000	$9,338.99

(1)

Represents 9,000,000 additional shares of common stock issuable under the Registrant’s 2008 Omnibus Long-Term Incentive Plan, effective since November 12, 2008, amended and approved by the shareholders on May 20, 2015. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock registered under the 2008 Omnibus Long-Term Incentive Plan will be adjusted in the event of stock splits, stock dividends or similar transactions effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s common stock.

(2)

Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rules 457(c) and 457(h) of the Securities Act upon the basis of the average of the high and low prices per share of the Registrant’s common stock as reported on the NASDAQ on May 20, 2015.

TABLE OF CONTENTS

Page
EXPLANATORY NOTE	1

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS	1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT	1

Item 3. Incorporation of Documents by Reference.	1
Item 4. Description of Securities.	2
Item 5. Interests of Named Experts and Counsel.	2
Item 6. Indemnification of Directors and Officers.	2
Item 7. Exemption from Registration Claimed.	3
Item 8. Exhibits.	3
Item 9. Undertakings.	3

SIGNATURES	5

Exhibit 5.1 Opinion of Pryor Cashman LLP.
Exhibit 10.1 Kandi Technologies Group, Inc. 2008 Omnibus Long-Term Incentive Plan (Incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on January 6, 2009).
Exhibit 10.2 Amendment to the 2008 Omnibus Long-Term Incentive Plan (Incorporated herein by reference to Exhibit A to the Proxy Statement on Schedule 14A filed with the Commission on April 10, 2015).
Exhibit 23.1 Consent of Pryor Cashman LLP (included in the opinion filed as Exhibit 5.1).
Exhibit 23.2 Consent of Independent Registered Public Accounting Firm.
Exhibit 24.1 Power of Attorney (included in the signature page hereto).

EXPLANATORY NOTE

Kandi Technologies Group, Inc. (the “Registrant”) has prepared this registration statement (this “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 9,000,000 shares of the common stock issuable under the Registrant’s 2008 Omnibus Long-Term Incentive Plan, effective since November 12, 2008, amended and approved by the shareholders on May 20, 2015 (the “2008 Omnibus Plan”). The Registrant filed a registration statement on Form S-8 on January 6, 2009 (Commission File Numbers 333-156582) with 4,000,000 shares of common stock under the 2008 Omnibus Plan registered. In accordance with General Instruction E to Form S-8, the contents of the such a prior registration statement is hereby incorporated by reference.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note:

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the Commission. The following documents, and all documents the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of the filing of such documents:

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 16, 2015;

The Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015, filed with the Commission on May 11, 2015;

The Registrant’s Current Reports on Form 8-K, filed with the Commission on March 24, 2015 and May 21, 2015;

The Definitive Proxy Statement on Schedule 14A filed with the Commission on April 10, 2015; and

The description of the Registrant's common stock contained in the Registrant's registration statement on Form 8-A filed with the Commission on August 15, 2006, including any amendments or reports filed for the purpose of updating that description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicated that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be addressed to:

Kandi Technologies Group, Inc.
Attention: Investor Relations
Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People's Republic of China 321016
011 86-579-82239856

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

The Registrant’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Registrant has been advised that in the opinion of the Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the Registrant’s payment of expenses incurred or paid by the Registrant’s director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant may enter into indemnification agreements with each of its directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The Registrant has not entered into any indemnification agreements with its directors or officers, but may choose to do so in the future. Such indemnification agreements may require the Registrant, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers or employees in which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

See also the undertakings set out in response to Item 9 hereof.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Numbers	Description
5.1	Opinion of Pryor Cashman LLP.
10.1

Kandi Technologies Group, Inc. 2008 Omnibus Long-Term Incentive Plan (Incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form S-8 filed with the Commission on January 6, 2009)

10.2	Amendment to the 2008 Omnibus Long-Term Incentive Plan (Incorporated herein by reference to Exhibit A to the Proxy Statement on Schedule 14A filed with the Commission on April 10, 2015)
23.1	Consent of Pryor Cashman LLP (included in the opinion filed as Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on signature page hereto).

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jinhua, Zhejiang Province, People’s Republic of China, on this 26th day of May, 2015.

KANDI TECHNOLOGIES GROUP, INC.

By:	/s/ Hu Xiaoming
Hu Xiaoming
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hu Xiaoming and Wang Cheng (Henry) and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hu Xiaoming	President and Chief Executive Officer	May 26, 2015
Hu Xiaoming	(Principal Executive Officer) and Chairman of the Board od Directors

/s/ Wang Cheng (Henry)	Chief Financial Officer (Principal	May 26, 2015
Wang Cheng (Henry)	Financial and Accounting Officer) and Director

/s/ Chen Liming	Director	May 26, 2015
Chen Liming

/s/ Ni Guangzheng	Director	May 26, 2015
Ni Guangzheng

/s/ Jerry Lewin	Director	May 26, 2015
Jerry Lewin

/s/ Henry Yu	Director	May 26, 2015
Henry Yu

/s/ Qian Jingsong	Director	May 26, 2015
Qian Jingsong